Exhibit 99.1

Omnia Wellness Completes Pivotal Step to Enter European Athletic Market with the Swiss Gymnastics Federation (STV)

• Expansion into Europe is a key to global growth and revenue diversification strategy

• Flagship Endo-Kinetic therapeutic tech to assist STV members to meet their high standards of performance by incorporating recovery, health, and wellness

DENVER, Colorado - January 18, 2022 - Omnia Wellness Inc. (the “Company”) (OTC US: OMWS), a health and wellness company providing advanced wellness and fitness therapeutic technologies has completed a pivotal step to enter the European athletic market by signing a Letter of Intent with the Swiss Gymnastics Federation (Schweizerischer Turnverband or STV).

The Swiss Gymnastics Federation (STV), founded in 1985 and headquartered in Aarau, is the umbrella organization of cantonal/regional associations, gymnastics clubs, and is a member of the Swiss Olympic Association. STV is divided into 30 member associations, has approximately 370,000 members, 3,000 centers, and is not only the largest multisport association in Switzerland, but also the oldest. The STV promotes top-class sport (artistic gymnastics, rhythmic gymnastics and trampoline) as well as popular sports (aerobics, gymnastics, Rhonrad, fistball, Indiaca, basketball, and volleyball).

STV and Omnia Wellness intend to implement a phased process beginning in the first half of 2022 that targets Omnia installing its signature Endo-Kinetic therapeutic devices in a growing number of STV’s 3,000 sports centers as well as becoming an official STV sponsor. Operations will start with Pilot Centers, including the STV national performance center of Magglingen where top athletes of all disciplines receive specific training and where the Swiss Federal Institute of Sport is located. Omnia has a dedicated team in Switzerland supporting this initiative.

STV’s Central President, Mr. Fabio Corti, said: “We have studied Omnia’s fitness and wellness therapeutic devices and see its technology as strong value-added services for our Olympic athletes as well as our recreational fitness members -- and a win-win for both parties. We eagerly await the initial equipment demonstration in our Lenzburg location, followed by installations of the devices at four of our Centers which we anticipate leading to a wider long-term commercial master agreement.”

Omnia Wellness Executive Chairman, Mr. Steve Howe, said: “STV is one of the world’s premier sports organizations, and is an ideal partner to develop our advanced fitness technology in the heart of Europe. The Federation has a long history of serving the health and wellness of its athletes for over 180 years.

The Swiss athletic market is seen as a trend setter for the rest of Europe and launching our international expansion with STV allows us to build a solid foundation and reputation with customers in the region. Our EU business development efforts in 2021 have resulted in a robust pipeline we intend to execute on this year, and this is the first step.”

About The Swiss Gymnastics Federation (STV)

Founded in 1985 and headquartered in Aarau, the Swiss Gymnastics Federation (STV), is the umbrella organization of cantonal/regional associations, gymnastics clubs, and is a member of the Swiss Olympic Association. STV is divided into 30 member associations, has approximately 370,000 members, 3,000 centers, and is not only the largest multisport association in Switzerland, but also the oldest. With its predecessor associations – the Federal Gymnastics Association ETV (founded in 1832) and the Swiss Women’s Gymnastics Federation SFTV (founded in 1908) – it can look back on a long tradition. The STV has been committed to the health of the population for 180 years. The versatile offer for all ages, the joy of movement and the fun of gymnastics, motivates and connects. The STV promotes top-class sport (artistic gymnastics, rhythmic gymnastics, and trampoline) as well as popular sports (aerobics, gymnastics, Rhonrad, fistball, Indiaca, basketball, and volleyball). For more info, see: https://www.stv-fsg.ch/de/

About Omnia Wellness Inc.

Omnia Wellness Inc. is an innovative developer of a disruptive dry-hydrotherapy technology for massage, fitness, and medical applications. Through its subsidiaries Omnia Wellness Inc. and Solajet® Financing Company, Omnia Wellness intends to commercialize SolaJet’s Dry-Hydrotherapy, Endo-Kinetic™ technology, which provides deep tissue suppression, therapeutic heat, vibration and a flushing full-body “wave” combining four therapies in one. Treatments are designed to deliver the feeling similar to an hour-long traditional massage in as little as 15 minutes at an affordable price point for the consumer. In response to COVID-19, the Company is emphasizing its technology as “touchless” therapy. It is the expectation of Omnia Wellness to create a national chain of “BodyStop® Relaxation and Therapeutic Centers,” with the first BodyStop® opened in the third quarter of 2021, and “BodyStop® Recovery Zones” available at fitness clubs. https://omniawellness.com

Forward-Looking Statements

This press release may contain “forward-looking statements”, including but not limited to: statements regarding the Company’s overall business; total addressable market; and expectations regarding future sales and expenses. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these as forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successfully implement training programs for the use of its products; the Company’s ability to manufacture and produce products for its customers; the Company’s ability to develop sales for its new product solutions; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense, and time associated with sales; the lengthy evaluation and sales cycle for the Company’s products; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside the U.S.; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, or changes in its expectations.

Contact:

Email: ir@omniawellness.com

Tel: 888-320-5711